Exhibit 4.2

Execution Copy

SHAREHOLDERS AGREEMENT

This Shareholders Agreement dated as of February 25, 2011 (the “Agreement”) by and among Wescom Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (the “Company”), the Investors listed on Schedule I hereto (the “Investors”) and certain holders of shares of capital stock of the Company set forth on Schedule II hereto and any other parties who execute an Instrument of Adherence to this Agreement (collectively, the “Shareholders”; and together with the Investors, the “Security Holders”). This Agreement shall become effective (the “Effective Time”) upon consummation of the Amalgamation of PCC Acquisition Corporation (the “Purchaser”) and the Company pursuant to the Articles of Amalgamation dated as of the date hereof (the “Amalgamation”).

W I T N E S S E T H:

WHEREAS, the Shareholders are holders of shares of capital stock of the Company;

WHEREAS, the Purchaser acquired 2,255,062 Class A Preferred Shares (the “Class A Preferred Shares”), 2,529,627 Common Shares (the “Common Shares”) and 2,529,627 Class B Special Shares (the “Special Shares”) of the Company pursuant to the Class A Preferred Share Purchase Agreement dated as of the date hereof among the Company, the Purchaser, the Investors and certain of the Shareholders (the “Purchase Agreement”);

WHEREAS, it is a condition to the obligations of the Purchaser and the Investors under the Purchase Agreement that this Agreement be executed by the parties hereto, and the parties hereto are willing to execute this Agreement and to be bound by the provisions hereof; and

WHEREAS, pursuant to the Amalgamation, as of the Effective Time, the Investors will be the holders of 4,784,689 Class A Preferred Shares.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person; provided that, in the case of any Investor, the term “Affiliate” shall not include any portfolio company of such Investor.

“Articles” shall mean the Company’s articles of amalgamation, as of the Effective Time (as amended and in effect).

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“Business Day” shall mean any day other than Saturday, Sunday, and any recognized holidays in the Province of Ontario.

“Common Shares” shall mean Common Shares (as defined in the Articles), as constituted as of the Effective Time.

“Initial Public Offering” shall mean the initial underwritten public offering of Common Shares pursuant to a Registration Statement.

“Person” or “Persons” shall mean an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Registration Statement” shall mean (a) any effective registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation) or (b) a (final) prospectus filed by the Company under the Securities Act (Ontario), as amended, in a public offering and sale of securities of the Company.

“Sale Event” means (a) the sale to any person (or group of related persons) of securities representing a majority of the combined voting power of the then issued and outstanding capital stock of the Company, (b) a merger, consolidation, amalgamation, share exchange or other business combination involving the Company and any person (or group of related persons) in which the Security Holders receive consideration in respect of securities of the Company representing a majority of the combined voting power of the then issued and outstanding capital stock of the Company, or (c) a sale of all or substantially all of the assets of the Company to any person (or group of related persons).

“Shares” shall mean and include all shares of capital stock of the Company, including the Common Shares, Class A Preferred Shares, Class A Special Shares and Class B Special Shares, and all other securities of the Company which may be issued upon conversion or exercise of, in exchange for, or in respect of, Common Shares, Class A Preferred Shares, Class A Special Shares and Class B Special Shares, or other capital stock of the Company (whether by way of stock split, stock dividend, combination, reclassification, reorganization, or any other means), now owned or hereafter acquired by any Security Holder. For purposes of this Agreement, all of the securities of the Company that a Security Holder has a right to acquire from the Company upon the conversion, exercise or exchange of any of the securities of the Company, including options to purchase Common Shares, then owned by such Security Holder shall be deemed to be Shares then owned by such Security Holder.

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ARTICLE II

THE BOARD OF DIRECTORS; ELECTIONS

2.1 Number of Directors. Subject to the provisions of the Articles, the number of directors constituting the entire Board of Directors of the Company (the “Board”) shall be no more than five (5). In addition to any other approval required by law or the Articles, the number of directors of the Company shall not be changed without the consent of the holders of a majority of the outstanding Class A Preferred Shares, voting separately as a class.

2.2 Election of Directors. At any time at which shareholders of the Company will have the right to, or will vote for or consent in writing to, elect directors of the Company, then, and in each such event, each of the Security Holders shall vote (or, if applicable, consent with respect to) all Shares or other voting securities of the Company presently owned or hereafter acquired by them (whether owned of record or over which any such Security Holder exercises voting control) in favor of the following actions:

(a) to cause and maintain the election to the Board one (1) person designated by the holders of a majority of the issued and Class A Preferred Shares (the “Preferred Director”) (who shall initially be Harry Gruner), which Preferred Director shall be elected by the holders of a majority of the outstanding Class A Preferred Shares, voting separately as a class;

(b) to cause and maintain the election to the Board three (3) persons designated by the holders of a majority of the issued and outstanding Common Shares (the “Common Directors”) (who shall initially be Michael Wessinger, David Wessinger and William Dillane), which Common Directors shall be shall be elected by the holders of a majority of the outstanding Common Shares, voting separately as a class; and

(c) to cause and maintain the election to the Board one (1) person, who is not an employee of the Company or any subsidiary thereof or otherwise affiliated with the Company (the “Independent Director”), which Independent Director shall be elected by the holders of a majority of the outstanding Class A Preferred Shares, voting as a separate class, and the holders of a majority of the outstanding Common Shares, voting as a separate class.

2.3 Vacancies and Removal.

(a) Preferred Director. The Preferred Director shall serve until his or her successor is elected and qualified or until his or her earlier resignation or removal. The Preferred Director may be removed during his or her term of office, with or without cause, only with the affirmative vote or written consent of the holders of a majority of the outstanding shares of Class A Preferred Shares, voting as a separate class. Any vacancy in the office of a Preferred Director may be filled only with the vote or written consent of the holders of a majority of the outstanding Class A Preferred Shares, voting as a separate class, and in each case in accordance with the requirements of this Agreement for designation of the Preferred Director.

(b) Common Directors. Each Common Director shall serve until his or her successor is elected and qualified or until his or her earlier resignation or removal. A Common

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Director may be removed during his or her term of office, with or without cause, only with the affirmative vote or written consent of the holders of a majority of the outstanding Common Shares, voting as a separate class. Any vacancy in the office of a Common Director may be filled only with the vote or written consent of the holders of a majority of the outstanding Common Shares, voting as a separate class, and in each case in accordance with the requirements of this Agreement for designation of the Common Directors.

(c) Independent Director. The Independent Director shall serve until his or her successor is elected and qualified or until his or her earlier resignation or removal. The Independent Director may be removed during his or her term of office, with or without cause, only with the written consent of either the holders of a majority of the outstanding Class A Preferred Shares, voting as a separate class, or the holders of a majority of the outstanding Common Shares, voting as a separate class. Any vacancy in the office of an Independent Director may be filled only with the vote or written consent of the holders of a majority of the outstanding Class A Preferred Shares, voting as a separate class, and the holders of a majority of the outstanding Common Shares, voting as a separate class.

2.4 Attendance at Meetings; Expenses.

(a) Attendance at Meetings. Each of the Security Holders shall attend (in person or by proxy), and vote such Security Holder’s shares of the capital stock of the Company in accordance with this Agreement at, each annual meeting of the shareholders of the Company and each special meeting of the shareholders of the Company involving the election of directors of the Company.

(b) Expenses. The Company will reimburse its non-employee directors for all reasonable costs incurred on behalf of the Company, including but not limited to costs incurred in connection with attending the meetings of the Board or any committee of the Board, consistent with the Company’s travel policies.

2.5 Committees of the Board of Directors. Upon the written request of the holders of a majority of the outstanding Class A Preferred Shares, the Board shall establish (a) a Compensation Committee (which shall be charged with the non-exclusive authority over recommendations of granting of stock options and compensation), and/or (b) an Audit Committee (which shall be charged with reviewing the Company’s financial statements and accounting practices). The Board may also establish such other committees as the Board shall deem necessary or convenient from time to time. Except to the extent otherwise required by applicable law or regulation, each committee shall include the Preferred Director.

2.6 No Liability for Election of Recommended Directors. No person, nor any Affiliate of any person, shall have any liability as a result of designating an individual for election as a director for any act or omission by such designated individual in his or her capacity as a director of the Company, nor shall any person have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

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ARTICLE III

TRANSFERS

3.1 Prohibited Transfers. No Security Holder shall sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of (collectively, a “Transfer”) any or all of such Security Holder’s Shares except (a) pursuant to a bona fide written offer from a person or entity (the “Proposed Transferee”) for consideration consisting solely of cash and (b) otherwise in full compliance with such Security Holder’s obligations under this Article III. The Company shall not record the Transfer on its books of any Shares that are subject to this Agreement, unless the provisions hereof have been complied with in full. Any purported Transfer by a Security Holder of Shares without full compliance with the provisions of this Agreement shall be null and void.

3.2 Right of First Refusal on Dispositions of Shareholder’s Shares.

(a) Offer by a Shareholder. If at any time any Shareholder desires to Transfer all or any portion of such Shareholder’s Shares pursuant to a written bona fide offer from the Proposed Transferee, such transferring Shareholder shall, within five (5) Business Days after the Proposed Transferee has delivered the offer to such transferring Shareholder, submit a written offer (the “Shareholder Offer”) to sell such Shares (the “Shareholder Offered Shares”) to the Company and the other Security Holders on terms and conditions (including price) not less favorable to the Company and the other Security Holders than those on which the transferring Shareholder proposes to sell such Shareholder Offered Shares to the Proposed Transferee. The Shareholder Offer shall disclose in reasonable detail the identity of the Proposed Transferee, the number and type of Shareholder Offered Shares proposed to be sold, the total number of Shares owned by such transferring Shareholder, the terms and conditions (including price) of the proposed sale, and any other material facts relating to the proposed sale, and shall be accompanied by a copy of the Proposed Transferee’s written offer. The Shareholder Offer shall further state that the Company and the other Security Holders may acquire, in accordance with the provisions of this Agreement, all, but not less than all, of the Shareholder Offered Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein.

(b) Company Notice of Intent to Purchase. If the Company desires to purchase all or any part of the Shareholder Offered Shares, the Company shall communicate in writing its election to purchase to the transferring Shareholder and each other Security Holder, which communication shall state the number of Shareholder Offered Shares the Company desires to purchase and shall be delivered in person or mailed to the transferring Shareholder and each other Security Holder within twenty (20) days of the date of the Shareholder Offer. Subject to Section 3.2(g) below, such communication shall, when taken in conjunction with the Shareholder Offer, be deemed to constitute a valid, binding and enforceable agreement for the sale and purchase of the Shareholder Offered Shares.

(c) Security Holder’s Right of First Refusal. If, within twenty (20) days of its receipt of the Shareholder Offer, the Company fails to deliver written notice to the transferring Shareholder and each other Security Holder of its intention to purchase all of the Shareholder Offered Shares (the Shareholder Offered Shares which the Company does not elect to purchase

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being referred to as the “Shareholder Refused Shares”), then, subject to Section 3.2(g) below, each other Security Holder shall have the right to purchase up to that number of Shareholder Refused Shares as shall be equal to the number of Shareholder Refused Shares multiplied by a fraction, the numerator of which shall be the number of Common Shares (calculated on an as-converted basis) then owned by such Security Holder, and the denominator of which shall be the aggregate number of Common Shares (calculated on an as-converted basis) then owned by all Security Holders. The amount of Shareholder Refused Shares that each other Security Holder is entitled to purchase under this Section 3.2 shall be referred to as its “Shareholder Pro Rata Fraction.”

(d) Oversubscription Rights. The Security Holders shall have a right of oversubscription such that if any Security Holder declines to purchase its Shareholder Pro Rata Fraction, the other Security Holders shall, among them, subject to Section 3.2(g) below, have the right to purchase up to the balance of the Shareholder Refused Shares not so purchased. Such right of oversubscription may be exercised by a Security Holder by accepting the offer of the Shareholder Refused Shares as to more than its Shareholder Pro Rata Fraction in accordance with Section 3.2(e) below. If, as a result thereof, such oversubscriptions exceed the total number of Shareholder Refused Shares available in respect of such oversubscription privilege, the oversubscribing Security Holders shall be reduced with respect to their oversubscriptions on a pro rata basis in accordance with their respective Shareholder Pro Rata Fractions or as they may otherwise agree among themselves.

(e) Security Holder Notice of Intent to Purchase. If a Security Holder desires to purchase all or any part of the Shareholder Refused Shares, such Security Holder shall communicate in writing its election to purchase to the transferring Shareholder, which communication shall state the number of Shareholder Refused Shares the Security Holder desires to purchase and shall be delivered in person or mailed to the transferring Shareholder within forty (40) days of the date of the Shareholder Offer. Subject to Section 3.2(g) below, such communication shall, when taken in conjunction with the Shareholder Offer, be deemed to constitute a valid, binding and enforceable agreement for the sale and purchase of such Shareholder Refused Shares (subject to the aforesaid limitations as to a Security Holder’s right to purchase more than such Security Holder’s Shareholder Pro Rata Fraction).

(f) Closing. Sales of the Shareholder Offered Shares to be sold to the Company or Shareholder Refused Shares to be sold to the participating Security Holders pursuant to this Section 3.2 shall be made at the offices of the Company within sixty (60) days after the date of the Shareholder Offer. Such sales shall be effected by the transferring Shareholder’s delivery to the Company or participating Security Holders(s) of a certificate or certificates evidencing the Shareholder Offered Shares or Shareholder Refused Shares, as the case may be, to be purchased by it, duly endorsed for transfer to the Company or participating Security Holder(s), as the case may be, against payment to the transferring Shareholder of the purchase price therefor by the Company or said participating Security Holder(s), as the case may be.

(g) Sale to Third Party. If all of the Shareholder Offered Shares are not purchased by the Company and the other Security Holders, collectively, within the time frame

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specified in this Section 3.2, all of the Shareholder Offered Shares may be sold by the transferring Shareholder to the Proposed Transferee at any time within ninety (90) days after the date the Shareholder Offer was made to the Company and the other Security Holders, subject to full compliance with the other provisions of this Article III. Any such sale shall be to the Proposed Transferee, at the price and upon other terms and conditions, if any, as those specified in the Shareholder Offer. Any Shareholder Offered Shares not sold within such ninety (90)-day period shall continue to be subject to the requirements of a prior offer pursuant to this Section 3.2. If Shareholder Refused Shares are sold pursuant to this Section 3.2 to an Investor or affiliate thereof, in such case only, the Shareholder Refused Shares so sold to such Investor shall only be subject to the restrictions imposed by this Agreement to the extent that other Shares owned by such Investor are subject to the restrictions imposed by this Agreement.

(h) Certain Sales Excluded. The Company’s and Security Holders’ right of refusal provided in this Section 3.2 shall not apply with respect to (i) sales of Shares to the Company, (ii) sales by a Founder pursuant to his co-sale rights under Section 3.5 below or (iii) sales of Shares in a Sale Event.

3.3 Right of First Offer on Dispositions of Investor’s Shares.

(a) Offer by an Investor. If at any time any Investor desires to Transfer all or any portion of such Investor’s Shares, such transferring Investor shall submit a written offer (the “Investor Offer”) to sell such Shares (the “Investor Offered Shares”) to the Company and Michael Wessinger and David Wessinger (collectively the “Founders” or individually a “Founder”) pursuant to the terms and conditions set forth in this Section 3.3. For the purposes of this Article III, the term “Founders” shall be deemed to include any Affiliates of a Founder (which, for the avoidance of doubt, shall include any trust in which the trustees consist solely of Founders or the beneficiaries of such trust include only the Founders, their immediate family members or a corporation controlled by any of the foregoing) and each Founder shall have the discretion to allocate any Investor Offered Shares acquired pursuant to this Section 3.3 amongst such Affiliates. The Investor Offer shall disclose the number and type of Investor Offered Shares proposed to be sold and the terms and conditions (including price) of the proposed sale. The Investor Offer shall further state that the Company and the Founders may acquire, in accordance with the provisions of this Agreement, all but not less than all of the Investor Offered Shares for the price and upon the other terms and conditions set forth therein. The Investors, in the aggregate, may not submit more than two (2) Investor Offers in any twelve (12) month period.

(b) Company Notice of Intent to Purchase. If the Company desires to purchase all or any part of the Investor Offered Shares, the Company shall communicate in writing its election to purchase to the transferring Investor and each of the Founders, which communication shall state the number of Investor Offered Shares the Company desires to purchase and shall be delivered in person or mailed to the transferring Investor and each of the Founders within twenty (20) days of the date of the Investor Offer. Subject to Section 3.3(g) below, such communication shall, when taken in conjunction with the Investor Offer, be deemed to constitute a valid, binding and enforceable agreement for the sale and purchase of the Investor Offered Shares.

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(c) Founders’ Secondary Right of First Offer. If, within twenty (20) days of its receipt of the Investor Offer, the Company fails to deliver written notice to the transferring Investor and each of the Founders of its intention to purchase all of the Investor Offered Shares (the Investor Offered Shares which the Company does not elect to purchase being referred to as the “Investor Refused Shares”), each of the Founders shall have, subject to Section 3.3(g) below, the right to purchase that number of Investor Refused Shares as shall be equal to the number of Investor Refused Shares multiplied by a fraction, the numerator of which shall be the number of Common Shares (calculated on an as-converted basis) then owned by such Founder, and the denominator of which shall be the aggregate number of Common Shares (calculated on an as-converted basis) then owned by all of the Founders. The amount of Investor Refused Shares that each of the Founders is entitled to purchase under this Section 3.3 shall be referred to as its “Investor Pro Rata Fraction.”

(d) Oversubscription Rights. The Founders shall have a right of oversubscription such that if any Founder declines to purchase its Investor Pro Rata Fraction, the other Founder shall have the right, subject to Section 3.3(g) below, to purchase up to the balance of the Investor Refused Shares not so purchased. Such right of oversubscription may be exercised by a Founder by accepting the offer of the Investor Refused Shares as to more than its Investor Pro Rata Fraction in accordance with Section 3.3(e) below.

(e) Security Holder Notice of Intent to Purchase. If a Founder desires to purchase all or any part of the Investor Refused Shares, such Founder shall communicate in writing its election to purchase to the transferring Investor, which communication shall state the number of Investor Refused Shares the Founder desires to purchase and shall be delivered in person or mailed to the transferring Investor within forty (40) days of the date of the Investor Offer. Subject to Section 3.3(g) below, such communication shall, when taken in conjunction with the Investor Offer, be deemed to constitute a valid, binding and enforceable agreement for the sale and purchase of such Investor Refused Shares (subject to the aforesaid limitations as to a Founder’s right to purchase more than such Founder’s Investor Pro Rata Fraction).

(f) Closing. Sales of the Investor Offered Shares to be sold to the Company or Investor Refused Shares to be sold to the participating Founders pursuant to this Section 3.3 shall be made at the offices of the Company within sixty (60) days after the date of the Investor Offer. Such sales shall be effected by the transferring Investor’s delivery to the Company or participating Founder(s) of a certificate or certificates evidencing the Investor Offered Shares or Investor Refused Shares, as the case may be, to be purchased by it, duly endorsed for transfer to the Company or participating Founder(s), as the case may be, against payment to the transferring Investor of the purchase price therefor by the Company or said participating Founder(s), as the case may be.

(g) Sale to Third Party. If all of the Investor Offered Shares are not purchased by the Company and the Founders, collectively, within the time frame specified in this Section 3.3, all of the Investor Offered Shares may be sold by the transferring Investor at any time within one hundred twenty (120) days after the date the Investor Offer was made to the Company and the Founders, subject to full compliance with the other provisions of this Article III. Any such sale shall be at a price not less than the price stated in the Investor Offer and shall be upon other

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terms and conditions, if any, not materially more favorable to the buyer(s), in the aggregate, as those specified in the Investor Offer. Any Investor Offered Shares not sold within such one hundred twenty (120) day period shall continue to be subject to the requirements of a prior offer pursuant to this Section 3.3.

(h) Certain Sales Excluded. The Company’s and Founders’ right of offer provided in this Section 3.3 shall not apply with respect to (i) sales of Shares to the Company, (ii) sales of Shares by an Investor pursuant to its co-sale rights under Section 3.4 below or (iii) sales of Shares in a Sale Event.

3.4 Right of Participation in Sales by Shareholders.

(a) Co-Sale Right of Investors. Subject to Section 3.2 above, if at any time a Shareholder proposes to Transfer any Shares (the “Co-Sale Shares”) to a Proposed Transferee other than the Company (a “Buyer”), each of the Investors shall have the right to sell to such Buyer, as a condition to such sale by such Shareholder, at the same price per share and on the same terms and conditions as involved in such sale by such Shareholder (as stated in the Shareholder Offer provided under Section 3.2(a)), such number of shares equal to the Co-Sale Shares multiplied by a fraction, the numerator of which is the aggregate number of Common Shares (calculated on an as-converted basis) owned by the particular Investor desiring to sell Shares to such Buyer, and the denominator of which is the sum of all Common Shares (calculated on an as-converted basis) owned by all Investors desiring to participate in a sale to such Buyer under this Section 3.4 plus all Common Shares (calculated on an as-converted basis) owned by such Shareholder.

(b) Notice of Intent to Participate. Each Investor wishing to participate in any Transfer under this Section 3.4 shall notify in writing the Shareholder transferring hereunder of such intention as soon as practicable after such Investor’s receipt of the Shareholder Offer made pursuant to Section 3.2(a), and in any event within sixty (60) days after the date such Shareholder Offer was made.

(c) Sale to a Proposed Transferee. The Shareholder selling hereunder and each participating Investor shall sell to the Buyer all, or at the option of the Buyer, any part of the shares proposed to be sold by them at the price and upon such other terms and conditions, if any, as those in the Shareholder Offer provided by such Shareholder under Section 3.2(a); provided, however, that any purchase of less than all of such shares by the Buyer shall be deducted from the number of shares offered to be sold by such Shareholder and each participating Investor pro rata based upon the applicable number of Co-Sale Shares desired to be sold by the Shareholder and the number of shares that each participating Investor is entitled to sell pursuant to Section 3.4(a).

(d) Prohibited Transfers. In the event of any Transfer of any shares or other securities of the Company by a Shareholder in violation of any provision of Section 3.4, each Investor shall have the right to elect to cause such Shareholder to purchase, and such Shareholder shall be obligated to purchase, from such Investor, at the same price per share and on the same terms and conditions as involved in such sale by the Shareholder, such number of Shares

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(calculated on an as-converted basis) equal to the number of Shares sold by such Shareholder multiplied by a fraction, the numerator of which is the aggregate number of Common Shares owned by any particular Investor desiring to sell Shares to such Shareholder under this Section 3.4 (calculated on an as-converted basis) and the denominator of which is the sum of all Common Shares owned by all Investors desiring to sell Shares to such Shareholder under this Section 3.4 (calculated on an as-converted basis) plus the number of Common Shares (calculated on an as-converted basis) owned by such Shareholder immediately prior to such Transfer.

3.5 Right of Participation in Sales by Investors.

(a) Co-Sale Right of Founders. Subject to Section 3.3 above, if at any time an Investor proposes to Transfer any Shares (“Investor Co-Sale Shares”) to a Buyer, such Investor shall, in each case, submit a written notice, which shall set forth the number and type of Investor Co-Sales Shares proposed to be sold to such Buyer and the terms and conditions (including price) of the proposed sale (the “Co-Sale Notice”), to each of the Founders, which shall have the right to sell to such Buyer, as a condition to such sale by such Investor, at the same price per share and on the same terms and conditions as set forth in the Co-Sale Notice, such number of shares equal to the Investor Co-Sale Shares multiplied by a fraction, the numerator of which is the aggregate number of Shares (calculated on an as-converted basis) owned by the respective Founder desiring to sell Shares to such Buyer, and the denominator of which is the sum of all Shares (calculated on an as-converted basis) owned by all Founders desiring to participate in a sale to such Buyer under this Section 3.5 plus the number of Common Shares (calculated on an as-converted basis) owned by such Investor.

(b) Notice of Intent to Participate. Each Founder wishing to participate in any Transfer under this Section 3.5 shall notify in writing the Investor transferring hereunder of such intention as soon as practicable after such Founder’s receipt of the Co-Sale Notice and in any event within twenty (20) days of such receipt.

(c) Sale to a Proposed Transferee. The Investor selling hereunder and each participating Founder shall sell to the Buyer all, or at the option of the Buyer, any part of the Shares proposed to be sold by them at the price and upon such other terms and conditions, if any, as those in the Co-Sale Notice; provided, however, that any purchase of less than all of such shares by the Buyer shall be deducted from the number of Shares offered to be sold by such Investor and each participating Founder pro rata based upon the applicable number of Investor Co-Sale Shares desired to be sold by the Founder and the number of shares that each participating Founder is entitled to sell pursuant to Section 3.5(a).

(d) Prohibited Transfers. In the event of any Transfer of any shares or other securities of the Company by an Investor in violation of any provision of Section 3.5, each Founder shall have the right to elect to cause such Investor to purchase, and such Investor shall be obligated to purchase, from such Founder, at the same price per share and on the same terms and conditions as involved in such sale by the Investor, such number of Shares (calculated on an as-converted to basis) equal to the number of Shares sold by such Investor multiplied by a fraction, the numerator of which is the aggregate number of Shares owned by any particular Founder desiring to sell Shares to such Investor under this Section 3.5 (calculated on an

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as-converted basis) and the denominator of which is the sum of all Shares owned by all Founders desiring to sell shares to such Investor under this Section 3.5 (calculated on an as-converted basis) plus the number of Common Shares (calculated on an as-converted basis) owned by such Investor immediately prior to such Transfer.

3.6 Instrument of Adherence. Except as otherwise provided herein, no Security Holder shall Transfer any Shares to any Person not otherwise a party hereto who does not first execute the Instrument of Adherence substantially in the form attached hereto as Annex I (an “Instrument of Adherence”) as a “Shareholder” (if such transferring Security Holder is a Shareholder) or “Investor” (if such transferring Security Holder is an Investor); provided that, if such Person is a Buyer pursuant to Section 3.4 or 3.5, such Person shall be a “Shareholder” or “Investor,” respectively. If any Transfer of Shares is attempted contrary to the provisions of this Agreement, the Company shall have the right to: (i) purchase such Shares from the transferring Security Holder or the purported transferee; (ii) obtain a temporary and/or permanent injunction restraining such Transfer (no bond or other security shall be required in connection with such action); or (iii) refuse to recognize any purported transferee as a Security Holder and may continue to treat the transferor as a Security Holder for all purposes, including, without limitation, for purposes of dividend and voting rights, until all applicable provisions of this Agreement have been complied with. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

3.7 Prohibition on Transfers of Shares to Competitors. No Security Holder may at any time transfer any Shares to any person or entity that engages in any business activity that is in competition, directly or indirectly, with the products or services being developed, offered, marketed, sold or licensed by the Company. The determination of whether any proposed transferee engages in any business activity that is in competition with those of the Company shall be made by the Board in good faith. This prohibition shall be applicable in addition to and separately from the other provisions hereof.

3.8 Drag-Along Rights.

(a) If at any time (i) the holders of a majority of the issued and outstanding Class A Preferred Shares and (ii) the holders of a majority of the issued and outstanding Common Shares (together with the holders described in immediately preceding clause (i), the “Initiating Holders”), propose to effect (or to cause the Company to effect) a Sale Event, the Initiating Holders may deliver a notice (a “Sale Event Notice”) to all of the other Security Holders stating that the Initiating Holders propose to effect (or to cause the Company to effect) such transaction (the “Sale Event Notice Transaction”), and specifying the name and address of the proposed parties to such transaction and the consideration payable in connection therewith. Upon receipt of a Sale Event Notice, each Security Holder shall be obligated to Transfer all Shares owned by it in such Sale Event (or, in the case of such a Sale Event involving a sale of less than all of the outstanding Shares, a percentage of the Shares owned by it equal to the percentage of the Initiating Holders’ Shares being sold by the Initiating Holders), for a price and, subject to Section 3.8(c) below, on other terms and conditions not less favorable to the Security Holder than to the Initiating Holders; provided, however, that the price may be different for each of the Company’s classes of stock to the extent that such difference is consistent with the liquidation

Shareholders Agreement – Page 12

preferences of such classes of stock set forth in the Articles; provided further, however, that, with respect to any Shares for which a Security Holder holds unexercised stock options or other convertible security with an associated exercise price, the price per such Share shall be reduced by the exercise price of such security or, if required pursuant to the terms of such security, such Security Holder shall pay the exercise price therefor prior to the closing of the Sale Event Notice Transaction, and shall transfer Common Shares in the Sale Event Notice Transaction; provided further, however, that no Security Holder shall be entitled to participate in any rollover or re-investment arrangement in connection with such Sale Event. In addition to selling its Shares, each Security Holder shall take all other necessary action to cause the Company to consummate the proposed Sale Event, including, to the extent necessary, voting all such Security Holder’s Shares in favor of such transaction.

(b) The closing of any Sale Event for which the Initiating Holders have delivered a Sale Event Notice pursuant to this Section 3.8 shall be held at such time and place as the Initiating Holders shall reasonably specify. At such closing, the Security Holders shall deliver certificates representing the Shares to be sold, duly endorsed for transfer and accompanied by all requisite stock transfer taxes, if any, and the Shares to be transferred shall be free and clear of any liens, claims or encumbrances (other than restrictions imposed by this Agreement) and each of the Security Holders shall so represent and warrant. Each of the Security Holders shall further represent and warrant that it is the record and beneficial owner of such Shares free and clear of all liens, charges, security interests, encumbrances or other rights of third parties and join in such additional representations, warranties and related indemnities and other obligations relating to its ownership of the Shares as shall be customary in transactions of a similar nature (including without limitation any withholding obligations and escrow arrangements).

(c) Notwithstanding anything herein to the contrary, in the event that the consideration to be paid in exchange for the Shares pursuant to this Section 3.8 includes any securities and due receipt thereof by any Security Holder would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Security Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”), the other Security Holders may cause to be paid to such Security Holder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Security Holder, an amount in cash equal to the fair value (as determined in good faith by the Initiating Holders) of the securities which such Security Holder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

(d) Each Security Holder, whether in its capacity as an Initiating Holder, Security Holder, officer or director of the Company, or otherwise, shall to the fullest extent permitted by law take or cause to be taken all such actions as may reasonably be requested by the Initiating Holders in order expeditiously to consummate each Sale Event and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, furnishing information and copies of

Shareholders Agreement – Page 13

documents, filing applications, reports, returns, filings and other documents or instruments with governmental authorities, and otherwise cooperating with the Company and the Initiating Holders. Without limiting the generality of the foregoing, each Security Holder shall execute and deliver such agreements and instruments as may be reasonably specified by the Initiating Holders.

(e) Each Security Holder hereby grants to the Initiating Holders (i) an irrevocable proxy, coupled with an interest, to vote all Shares owned by such Security Holder, and (ii) an irrevocable power of attorney, which is coupled with an interest, to take such other actions, in each case to the extent necessary to carry out the provisions of this Section 3.8 in the event of any breach by such Security Holder of its obligations hereunder.

(f) Notwithstanding any provision of this Agreement, the purchase and sale of Shares pursuant to this Section 3.8 shall not be subject to the provisions of Sections 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7 hereof.

3.9 Drag-Along Rights By Shareholders.

(a) If at any time the holders of a majority of the issued and outstanding Common Shares, voting together as a class (the “Shareholder Initiating Holders”), propose to effect (or to cause the Company to effect) a Sale Event, the Shareholder Initiating Holders may deliver a notice (a “Shareholder Sale Event Notice”) to all of the other Security Holders stating that the Shareholder Initiating Holders propose to effect (or to cause the Company to effect) such transaction (the “Shareholder Sale Event Notice Transaction”), and specifying the name and address of the proposed parties to such transaction and the consideration payable in connection therewith. Upon receipt of a Shareholder Sale Event Notice, each Security Holder shall be obligated to Transfer all Shares owned by it in such Sale Event (or, in the case of such a Sale Event involving a sale of less than all of the outstanding Shares, a percentage of the Shares owned by it equal to the percentage of the Shareholder Initiating Holders’ Shares being sold by the Shareholder Initiating Holders), for a price and, subject to Section 3.9(c) below, on other terms and conditions not less favorable to the Security Holder than to the Shareholder Initiating Holders; provided, however, that the price may be different for each of the Company’s classes of stock to the extent that such difference is consistent with the liquidation preferences of such classes of stock set forth in the Articles; provided further, however, that, with respect to any Shares for which a Security Holder holds unexercised stock options or other convertible security with an associated exercise price, the price per such Share shall be reduced by the exercise price of such security or, if required pursuant to the terms of such security, such Security Holder shall pay the exercise price therefor prior to the closing of the Shareholder Sale Event Notice Transaction, and shall transfer the Shares held by such Security Holder in the Shareholder Sale Event Notice Transaction; provided further, however, that no Security Holder shall be entitled to participate in any rollover or re-investment arrangement in connection with such Sale Event. In addition to selling its Shares, each Security Holder shall take all other necessary action to cause the Company to consummate such Sale Event, including, to the extent necessary, voting all such Security Holder’s Shares in favor of such transaction.

Shareholders Agreement – Page 14

(b) Notwithstanding anything herein to the contrary, the provisions of this Section 3.9 shall not apply to the Investors and no Investor shall be compelled or otherwise required to participate in any such Sale Event, unless the sum of (i) the aggregate value of all cash payments received by the Investors prior to the date of such Sale Event that are directly in respect of Shares owned by the Investors (exclusive of any indebtedness, management fees, consulting fees or expense reimbursements) and (ii) the aggregate cash proceeds received by the Investors as a result of their ownership of Shares at the closing of such Sale Event (exclusive of any proceeds in escrow or earn-out or other post-closing or conditional payments to such holders) is equal to or greater than three (3) times the aggregate purchase price for Shares held by the Investors or their Affiliates, determined as of immediately prior to such Sale Event. For the avoidance of doubt, such aggregate amount invested by the Investors as of the date hereof is CAD$50,000,000.

(c) The closing of any such Sale Event for which the Shareholder Initiating Holders have delivered a Shareholder Sale Event Notice pursuant to this Section 3.9 shall be held at such time and place as the Shareholder Initiating Holders shall reasonably specify. At such closing, the Security Holders shall deliver certificates representing the Shares to be sold, duly endorsed for transfer and accompanied by all requisite stock transfer taxes, if any, and the Shares to be transferred shall be free and clear of any liens, claims or encumbrances (other than restrictions imposed by this Agreement) and each of the Security Holders shall so represent and warrant. Each of the Security Holders shall further represent and warrant that it is the record and beneficial owner of such Shares free and clear of all liens, charges, security interests, encumbrances or other rights of third parties and join in such additional representations, warranties and related indemnities and other obligations relating to its ownership of the Shares as shall be customary in transactions of a similar nature (including without limitation any withholding obligations and escrow arrangements).

(d) Notwithstanding anything herein to the contrary, in the event that the consideration to be paid in exchange for the Shares pursuant to this Section 3.9 includes any securities and due receipt thereof by any Security Holder would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Security Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the other Security Holders may cause to be paid to such Security Holder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Security Holder, an amount in cash equal to the fair value (as determined in good faith by the Shareholder Initiating Holders) of the securities which such Security Holder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

(e) Each Security Holder, whether in its capacity as an Shareholder Initiating Holder, Security Holder, officer or director of the Company, or otherwise, shall to the fullest extent permitted by law take or cause to be taken all such actions as may reasonably be requested by the Shareholder Initiating Holders in order expeditiously to consummate each such Sale Event and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, furnishing

Shareholders Agreement – Page 15

information and copies of documents, filing applications, reports, returns, filings and other documents or instruments with governmental authorities, and otherwise cooperating with the Company and the Shareholder Initiating Holders. Without limiting the generality of the foregoing, each Security Holder shall execute and deliver such agreements and instruments as may be reasonably specified by the Shareholder Initiating Holders.

(f) Each Security Holder hereby grants to the Shareholder Initiating Holders (i) an irrevocable proxy, coupled with an interest, to vote all Shares owned by such Security Holder, and (ii) an irrevocable power of attorney, which is coupled with an interest, to take such other actions, in each case to the extent necessary to carry out the provisions of this Section 3.9 in the event of any breach by such Security Holder of its obligations hereunder.

(g) Notwithstanding any provision of this Agreement, the purchase and sale of Shares pursuant to this Section 3.9 shall not be subject to the provisions of Sections 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7 hereof.

3.10 Failure to Deliver Shares. If any Security Holder (or such Security Holder’s legal representative) who has become obligated to sell Shares hereunder shall fail to deliver such Shares to the Company in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to such Security Holder by registered mail, return receipt requested, the purchase price for such Shares as is herein specified. Thereupon, the Company: (i) shall cancel on its books the certificate or certificates representing such Shares to be sold; and (ii) shall issue, in lieu thereof, a new certificate or certificates in the name of the Company representing such Shares, and thereupon all of such Security Holder’s rights in and to such Shares shall terminate.

3.11 Market Stand-Off. Each Security Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Public Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days), which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen days of the expiration of the expiration of the 180-day lockup period, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise Transfer or dispose of, directly or indirectly, any Shares held immediately prior to the effectiveness of the registration statement for the Company’s Initial Public Offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or other securities, in cash, or otherwise. The foregoing provisions of this Section 3.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all shareholders holding at least one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock), and all officers and directors of the Company are subject to the same restrictions. Any discretionary waiver or termination of the provisions of this

Shareholders Agreement – Page 16

Section 3.11 by the Company or the managing underwriter shall apply to all persons subject to this Section 3.11 on a pro rata basis (calculated on an as-converted basis). Each Security Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 3.11 or that are necessary to give further effect thereto. The Company further agrees that it shall use its best efforts to ensure that all shares of capital stock issued after the Effective Time shall be subject to “market stand-off” provisions at least as restrictive as those set forth in this Section 3.11.

3.12 Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns and shall be binding upon any Person to whom any Shares are Transferred (even if in violation of the provisions of this Agreement) and the heirs, executors, personal representatives, successors and assigns of such person, firm, company or other entity. No provision of this Agreement shall be construed to provide a benefit to any party hereto who no longer owns any Shares, other than a right to receive a required payment with respect thereto.

3.13 Permitted Transfers. Notwithstanding anything to the contrary in this Agreement, without complying with any other provisions of this Agreement, a Security Holder may Transfer any or all of such Security Holder’s Shares:

(a) by way of gift for estate planning purposes to any member of such Security Holder’s family;

(b) by will or the laws of descent and distribution (in which event each such transferee shall be bound by all of the provisions of this Agreement to the same extent as if such transferee were the transferring Security Holder);

(c) to a trust (i) in respect of which such Security Holder and his or her family members serve as trustee(s), provided that the trust instrument governing such trust shall provide that Security Holder and his or her family as trustee(s), shall retain sole and exclusive control over the voting and disposition of such shares until the termination of this Agreement and (ii) which is for the benefit of any member or members of such Security Holder’s family;

(d) to any of such Security Holder’s partners of the Security Holder if the Security Holder is a partnership, members of the Security Holder if the Security Holder is a limited liability company, or shareholders of the Security Holder if the Security Holder is a corporation;

(e) if such Security Holder is an Investor, to any Affiliate of such Investor;

(f) if such Security Holder is a trust, to a beneficiary or beneficiaries of such trust;

(g) if such Security Holder is an RRSP or tax free savings account or comparable entity, then to a beneficiary or beneficiaries of such trust;

Shareholders Agreement – Page 17

(h) if such Shareholder is a trust or corporation, such Shareholder may Transfer to another trust or corporation so long as (i) immediately after such Transfer, the beneficiaries of such new trust or the equityholders of such new corporation consist solely of the beneficiaries or equityholder of such Shareholder or members of their immediate families and (ii) such Transfer is approved by the Board; or

(i) to a corporation wholly owned by the Security Holder, provided that the Security Holder retains sole and exclusive control over the voting and disposition of such Shares and the shares of capital stock of such corporation until the termination of this Agreement (each such transferee as described in clauses (a) through (f), a “Permitted Transferee”); provided that any such Transfer shall not require the registration of any Shares under the Securities Act or other applicable law.

Each Security Holder shall vote its Shares to give effect to this Section 3.13, whether at a meeting of Security Holders or by written resolution of the Security Holders.

No Transfer of Shares to a Permitted Transferee shall be effective if the purpose of such Transfer shall have been to circumvent the provisions of this Agreement. Any Transfer of Shares to a Permitted Transferee pursuant to this Section 3.13 shall be expressly conditioned upon the transferee of such Shares becoming a party to this Agreement by executing an Instrument of Adherence, in which event each such transferee shall be bound by all of the provisions of this Agreement to the same extent as if such transferee were the transferor, and all Shares transferred shall at all times remain subject to the terms of this Agreement in the hands of the transferee. As used herein, the word “family” shall include any spouse, lineal ancestor or descendant, brother, sister, or legally adopted child of any such person.

Notwithstanding compliance with the terms and provisions of this Agreement and in addition to and not in substitution of any other restrictions on Transfer contained in this Agreement, no holder of Common Shares or Class B Special Shares holding less than 5% of the issued and outstanding Common Shares and Class B Special Shares (on a class by class and fully diluted basis) shall be entitled to sell, dispose or otherwise transfer their Common Shares or Class B Special Shares, as the case may be, without the prior written approval of the Board, other than to a Permitted Transferee.

ARTICLE IV

MISCELLANEOUS

4.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile, addressed as follows:

(a) if to the Company, at Wescom, Inc., 6975 Creditview Road, Unit 4, Mississauga, ON, Canada L5N 8E9, Attention: President, facsimile: (905) 858-2248, with a copy to Harris + Harris LLP, 2355 Skymark Avenue, Suite 300, Mississauga, ON, Canada L4W 4Y6, Attention: Gregory H. Harris, facsimile: (905) 629-4350;

Shareholders Agreement – Page 18

(b) if to any Investor, at the address of such Investor set forth in Schedule I hereto, with a copy to Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, Attention: Mark H. Burnett, facsimile: (617) 523-1231;

(c) if to any Shareholder, at the address of such Shareholder set forth in Schedule II hereto;

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others. All notices shall be considered to be delivered (i) three (3) days after dispatch in the event of first class or registered mail, (ii) the next succeeding business day in the event of electronic mail or facsimile transmission (with confirmation of receipt) or overnight courier service, and (iii) on the day of delivery in the event of delivery by hand in person.

4.2 Termination.

(a) This Agreement shall terminate immediately prior to but upon the earliest to occur of: (i) the closing of a Qualified IPO (as defined in the Articles); (ii) immediately prior to the consummation of a Sale Event; or (iii) a combination thereof.

(b) Upon the termination of this Agreement under this Section 4.2, except as otherwise set forth herein, the restrictions and obligations set forth herein shall terminate and be of no further effect, except that (i) such termination shall not affect rights perfected or obligations incurred under this Agreement prior to such termination, and the Company, upon the request of any Security Holder, shall issue to such requesting Security Holder certificate(s) representing such holder’s shares without the legend required by Section 4.3 herein upon the surrender of the certificate(s) representing such shares to the Company, (ii) the provisions of Sections 3.8 and 3.9 hereof will continue after the closing of any Sale Event to the extent necessary to enforce the provisions thereof with respect to such Sale Event and (iii) the provisions of Sections 2.6 and 3.11 and Article IV shall survive any termination hereof.

4.3 Restrictive Legend. During the term of this Agreement the certificate(s) evidencing the Shares subject to this Agreement may be inscribed by the Company with the following legend, or one substantially similar thereto:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND MAY NOT BE SOLD, EXCHANGED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH AND SUBJECT TO ALL THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH THE COMPANY WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE.

4.4 Covenants and Acknowledgements Regarding Common Shares, Class A Special Shares and Class B Special Shares.

Shareholders Agreement – Page 19

(a) In the event that the Shareholders who hold the Class B Special Shares are entitled by operation of law or otherwise to vote at any meeting of Security Holders separately as a class, then the holders of the Class B Special Shares covenant to vote their Class B Special Shares in the same manner as they have voted their Common Shares, or in the event such Shareholders are not also owners of Common Shares, then in accordance with the manner in which their related parties voted their Common Shares.

(b) No dividend shall be payable on the Class A Special Shares or Class B Special Shares as long as any Class A Preferred Shares remain outstanding.

(c) No Class A Special Shares or Class B Special Shares shall be redeemed by the Company as long as any Class A Preferred Shares remain outstanding.

4.5 Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No provision of this Agreement may be amended, modified or waived except by an instrument in writing executed by the Company, the Shareholders holding a majority of the then outstanding Common Shares held by all Shareholders and the Investors holding a majority of the then outstanding Common Shares held by all Investors (in each case, determined on an as-converted basis); provided, however, that any party may waive its rights under any provision of this Agreement by delivering to the Company an instrument in writing executed by such party. The Company may not, without the prior written consent of the Investors holding a majority of the outstanding Common Shares (determined on an as-converted basis), waive any provision of this Agreement. Any waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that provision or of any other provision hereof.

4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario (other than its rules of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby) and the laws of Canada applicable in the Province of Ontario.

4.7 Additional Parties. The Company shall take all necessary action to ensure that each person who shall after the date hereof acquires any shares of the capital stock of the Company or securities of the Company exercisable or convertible into such number of shares of capital stock of the Company shall become a party to this Agreement by executing and delivering to the Company an Instrument of Adherence, and such additional party shall thereafter be added to Schedule I or Schedule II hereto, as appropriate, and be deemed a Shareholder or Investor, as appropriate, for all purposes of this Agreement without the requirement of consent of the other parties hereto.

4.8 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein. If such a modification is not possible, the parties hereto shall negotiate in good faith a modification of such provision that reflects as closely as possible the economic purpose of the invalid, illegal or unenforceable provision. If no agreement with respect to such modification is reached, the invalid, illegal or unenforceable provision will be severed from this Agreement.

Shareholders Agreement – Page 20

In any case, the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby for so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any party.

4.9 Captions. Captions are for convenience only and are not deemed to be part of this Agreement.

4.10 Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may be executed and transmitted by facsimile or other means of electronic communication, which signature shall be binding upon the parties as if they were original signatures.

4.11 Aggregation of Stock. All Shares held or acquired by affiliates of a Security Holder shall be aggregated together for purposes of determining the availability or discharge of any rights of such Security Holder under this Agreement.

4.12 Assignment. The rights of the Investors hereunder are assignable by each Investor (i) to any other Investor or (ii) to a constituent, partner, member, shareholder or Affiliate of such Investor.

4.13 Removal of Rights of Investors. The rights and preferences granted to the Investors in this Agreement shall be of no further force and effect in the event that the Investors and their permitted assigns and Affiliates collectively cease to hold thirty-three and one-third percent (33 1/3%) of the Class A Preferred Shares originally issued to the Investors, and in such case any preferential rights granted pursuant to the Investors and their permitted assigns and Affiliates as holders of the Class A Preferred Shares or otherwise shall terminate; provided that any Class A Preferred Shares held by any person who shall become an Investor after the Effective Time shall not be included as Class A Preferred Shares held by the Investors for purposes of this Section 4.13, except to the extent such Person is, with respect to Investors as of the date hereof, an Affiliate of such Investor.

4.14 Beneficiaries to Cause Plan Trustees to Act. Any person executing this Agreement as the beneficiary of a registered retirement savings plan (“RRSP”) or tax free savings account (“TFSA”) personally convenants that they shall take all action(s) necessary to cause the trustee(s) of any applicable RRSP or TFSA to carry out the intentions of this Agreement.

4.15 Mutual Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in transactions similar to those contemplated hereby. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

Shareholders Agreement – Page 21

[Remainder of Page Intentionally Left Blank]

Shareholders Agreement – Signature Page

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

INVESTORS:

JMI EQUITY FUND VII, L.P.

By:	JMI Associates VII, L.L.C.,
Its General Partner

By:	/s/ Harry Gruner
Name:	Harry Gruner
Title:	Managing Member

Shareholders Agreement – Signature Page

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SHAREHOLDERS:

/s/ Jonathan Beer	/s/ April Belbeck
JONATHAN BEER	APRIL BELBECK

/s/ Andrew Brigant	/s/ Christina Bromley
ANDREW BRIGANT	CHRISTINA BROMLEY

/s/ Giovina (Josie) Buckrell	/s/ John Butt
GIOVINA (JOSIE) BUCKRELL	JOHN BUTT

/s/ MEGAN D’ANGELO	/s/ Shelly Dahlgren
MEGAN D’ANGELO	SHELLY DAHLGREN

/s/ Russ Depriest	/s/ Alexis Evanich
RUSS DEPRIEST	ALEXIS EVANICH

/s/ Alan Fong	/s/ Breanne Hyslop
ALAN FONG	BREANNE HYSLOP

/s/ Thomas Ross Hyslop	/s/ Catherine Ianni
THOMAS ROSS HYSLOP	CATHERINE IANNI

/s/ Joseph Ianni	/s/ Melissa Jackson
JOSEPH IANNI	MELISSA JACKSON

/s/ Kevin Kilmer-Choi	/s/ George Joseph Lawrence
KEVIN KILMER-CHOI	GEORGE JOSEPH LAWRENCE

/s/ Zdenek Marek	/s/ Michael Campbell Mcbride
ZDENEK MAREK	MICHAEL CAMPBELL MCBRIDE

/s/ Sheila Mcbride	/s/ Brett Melon
SHEILA MCBRIDE	BRETT MELON

/s/ Jason Menges	/s/ Rob Moulson
JASON MENGES	ROB MOULSON

/s/ Heath Odom	/s/ Derek Schmitt
HEATH ODOM	DEREK SCHMITT

Shareholders Agreement – Signature Page

/s/ Terri Weckle	/s/ David Belbeck
TERRI WECKLE	DAVID BELBECK

/s/ Kyle Bromley	/s/ Jim Buckrell
KYLE BROMLEY	JIM BUCKRELL

/s/ C. William Dillane	/s/ Christine M.C. Ozimek
C. WILLIAM DILLANE	CHRISTINE M.C. OZIMEK

/s/ Angelo Papatheodorou	/s/ Julie Ann Papatheodorou
ANGELO PAPATHEODOROU	JULIE ANN PAPATHEODOROU

BELBECK INVESTMENT TRUST	C.W. DILLANE FAMILY TRUST
By its trustees:	By its trustees:

/s/ David Belbeck	/s/ C. William Dillane

OZIMEK 2011 FAMILY TRUST	PAPATHEODOROU FAMILY TRUST
By its trustees:	By its trustees:

/s/ Christine M.C. Ozimek	/s/ Angelo Papatheodorou

THE DAVID WESSINGER FAMILY TRUST	THE MICHAEL WESSINGER FAMILY TRUST
By its trustees:	By its trustees:

/s/ David Wessinger	/s/ Michael Wessinger

BERKSHIRE SECURITIES INC. in trust for Catherine Ianni Account No. NPA-0848-R	BERKSHIRE SECURITIES INC. in trust for Joseph Ianni Account No. NPA-0847-R
Per:	Per:

/s/ Catherine Ianni	/s/ Joseph Ianni

Shareholders Agreement – Signature Page

CIBC WOODGUNDY ITF Sharon E. Cattrysse Account No. 451-03055-29	CIBC WOODGUNDY ITF Wanda Lawrence Account No. 451-11149-12
Per:	Per:

/s/ Sharon E. Cattrysse	/s/ Wanda Lawrence

INVESTOR COMPANY ITF A/C 7T7037S Chris Beer	INVESTOR COMPANY ITF A/C 7Q4845A Michael McBride
Per:	Per:

/s/ Chris Beer	/s/ Michael McBride

INVESTOR COMPANY ITF A/C 7Q4847S Sheila McBride	NBCN INC. ITF Angelo Papatheodorou A/C 118N87S
Per:	Per:

/s/ Sheila McBride	/s/ Angelo Papatheodorou

INVESTOR CO. ITF Account No. 8H7070-S Kimberley Bassett Per:	RBC DOMINION SECURITIES INC./ THE ROYAL TRUST COMPANY, in trust for Derek Schmitt, RRSP Account No. 497-62177-1-3
Per:

/s/ Kimberley Bassett	/s/ Derek Schmitt

RBC DOMINION SECURITIES in trust for Jonathan Beer TFSA # 791-12879-15	RBC DOMINION SECURITIES in trust for Kimberley Bassett TFSA # 791-12337-11
Per:	Per:

/s/ Jonathan Beer	/s/ Kimberley Bassett

RBC DOMINION SECURITIES in trust for Rob Moulson TFSA # 7911176514	RBC DOMINION SECURITIES in trust for Zdenek Marek TFSA # 7911233117
Per:	Per:

/s/ Rob Moulson	/s/ Zdenek Marek

Shareholders Agreement – Signature Page

RBC DOMINION SECURITIES in trust for Christopher Beer TFSA # 791-12334-14	2108014 ONTARIO INC. Per:
Per:

/s/ Christopher Beer	/s/ C. William Dillane

1284883 ONTARIO INC.	1284885 ONTARIO INC.
Per:	Per:

/s/ David Wessinger	/s/ Michael Wessinger

ANNEX I

WESCOM INC.

Instrument of Adherence

The undersigned,                     , in order to become the owner or holder of              shares of the capital stock of Wescom Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (the “Company”), hereby agrees to become a party to that certain Shareholders Agreement (the “Agreement”) dated as of [            ], 2011, by and among the Company and the other parties thereto, and to be bound by all provisions thereof. The undersigned agrees to be bound under the terms of the Agreement as a[n] [Shareholder] [Investor] (as defined in the Agreement). This Instrument of Adherence shall take effect and shall become a part of said Agreement immediately upon execution by the undersigned hereto and acceptance thereof by the Company.

EXECUTED as a contract under seal as of the date set forth below:

Signature:

Name:

By:

Address:

Social Security No.:

Date:

Accepted:

WESCOM INC.

By:
Name:
Title:
Date: